The National Portfolio of Merrill Lynch Municipal Bond Fund, Inc.

File No. 811-2688

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending December 31, 2002, the National Portfolio (the “Registrant”), a series of Merrill Lynch Municipal Bond Fund, Inc., acquired substantially all of the assets and assumed substantially all of the liabilities of Merrill Lynch Arizona Municipal Bond Fund, Inc. (the “Arizona Fund”), Merrill Lynch Massachusetts Municipal Bond Fund, Inc. (the “Massachusetts Fund”), Merrill Lynch Michigan Municipal Bond Fund, Inc. (the “Michigan Fund”), Merrill Lynch North Carolina Municipal Bond Fund, Inc. (the “North Carolina Fund”), and Merrill Lynch Ohio Municipal Bond Fund, Inc. (the “Ohio Fund”), each a series of Merrill Lynch Multi-State Municipal Series Trust (“Municipal Series Trust”), File No. 811-4375, (collectively, the “State Funds”).

At meetings of the Board of Directors of the Registrant and the Board of Trustees of Municipal Series Trust, the Board of Directors and Board of Trustees approved an Agreement and Plan of Reorganization (the “Reorganization”).  The Reorganization referred collectively to the acquisition of substantially all of the assets and the assumption of substantially all of the liabilities of each State Fund by the Registrant and the simultaneous distribution of newly-issued shares of the National Portfolio to each State Fund and the subsequent distribution of these newly-issued shares of the National Portfolio by each State Fund to its respective shareholders.

On January 10, 2002, in connection with the Reorganization, the Registrant filed a Registration Statement on Form N-14 (File No.333-76504; the “N-14 Registration Statement”).  The N-14 Registration Statement contained the proxy materials soliciting the approval of the Agreement and Plan of Reorganization by the shareholders of the State Funds.  Post-Effective Amendments Nos. 1 and 2 to the N-14 Registration Statement were filed on July 2, 2002 and September 17, 2002, respectively.  The N-14 Registration Statement as so amended was declared effective as so amended by the Commission on September 17, 2002.

On July 12, 2002, the shareholders of the Registrant and the State Funds approved the Reorganization at a special meeting of shareholders held for that purpose.  On July 29, 2002, the “Reorganization Date,” pursuant to the Agreement and Plan of Reorganization, The Arizona Fund transferred securities and cash valued at $44,700,234.44 to the Registrant and received in exchange 4,320,460 newly-issued shares of the Registrant; The Massachusetts Fund transferred securities and cash valued at $28,939,505.58 to the Registrant and received in exchange 2,797,219 newly-issued shares of the Registrant; The Michigan Fund transferred securities and cash valued at $37,452,563.55 to the Registrant and received in exchange 3,620,538 newly-issued shares of the Registrant; The North Carolina Fund transferred securities and cash valued at $25,653,316.62 to the Registrant and received in exchange 2,479,821 newly-issued shares of the Registrant; The Ohio Fund transferred securities and cash valued at $29,111,290.11 to the Registrant and received in exchange 2,813,844 newly-issued shares of the Registrant; and the State Funds distributed these shares to their respective shareholders as provided in the Agreement and Plan of Reorganization.  The State Funds ceased offering shares as of the Reorganization effective date.